Exhibit 99.1

NEWS RELEASE
Contact:
Sheila Spagnolo
Vice President - Tax & Investor Relations
Phone (610) 251-1000
sspagnolo@triumphgroup.com

TRIUMPH GROUP ANNOUNCES SETTLEMENT
OF ALL LITIGATION WITH EATON CORPORATION

BERWYN, PA - June 18, 2014 - Triumph Group, Inc. (NYSE:TGI) today announced the settlement of all pending litigation involving the company and its subsidiary, Triumph Actuation Systems - Clemmons, LLC (formerly known as Frisby Aerospace, LLC), and Eaton Corporation and certain of its subsidiaries.

As part of the settlement, Eaton has agreed to pay Triumph $135,300,000 in cash. The Mississippi Supreme Court previously affirmed the dismissal with prejudice of all claims of trade secret misappropriation brought in Mississippi by Eaton and its affiliates against the company, Triumph Actuation Systems - Clemmons and six engineers employed by Triumph Actuation Systems who had formerly worked for an Eaton subsidiary. As part of the settlement, Triumph agreed to dismiss with prejudice all counterclaims associated with the litigation, as well as claims brought in Mississippi and North Carolina by Triumph, its subsidiary and the engineers against Eaton and its affiliates for wrongful conduct and anticompetitive activity in bringing and maintaining the trade secret claims. The rest of the terms of the settlement are confidential.

Jeffry D. Frisby, Triumph’s President and Chief Executive Officer, said, “The settlement announced today brings to an end almost ten years of costly and burdensome litigation, and should eliminate any doubt about Triumph’s right to compete legitimately in the market for aerospace hydraulic pumps and motors and hydraulic systems. We look forward to deploying with renewed energy the full range of our talents and expertise toward the development of advanced technology products and solutions for our hydraulic product and systems customers.”

The company expects to address the settlement when it reports its first quarter fiscal year 2015 results.

Triumph Group, Inc. headquartered in Berwyn, Pennsylvania, designs, engineers, manufactures, repairs and overhauls a broad portfolio of aero structures, aircraft components, accessories, subassemblies and systems. The company serves a broad, worldwide spectrum of the aviation industry, including original equipment manufacturers of commercial, regional, business and military aircraft and aircraft components, as well as commercial and regional airlines and air cargo carriers.

More information about Triumph can be found on the company’s website at http://www.triumphgroup.com.

Statements in this release which are not historical facts are forward-looking statements under the provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve risks and uncertainties which could affect the company’s actual results and could cause its actual results to differ materially from those expressed in any forward looking statements made by, or on behalf of, the company. Further information regarding the important factors that could cause actual results to differ from projected results can be found in Triumph’s reports filed with the SEC, including our Annual Report on Form 10-K for the fiscal year ended March 31, 2014.